EXHIBIT 5.1

[King & Spalding LLP Letterhead]

November 23, 2005

ev3 Inc.

4600 Nathan Lane North

Plymouth, Minnesota  55442

Ladies and Gentlemen:

We have acted as counsel to ev3 Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of shares of the Company’s common stock, $0.01 par value per share (the “Shares”), in connection with the merger (the “Merger”) of Micro Investment, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“MII”), with and into Micro Therapeutics, Inc., a Delaware corporation (“MTI”), pursuant to the Agreement and Plan of Merger, dated as of November 14, 2005 (the “Merger Agreement”), by and among the Company, MII and MTI.

In our capacity as such counsel, we have examined (1) the Registration Statement, (2) the Merger Agreement, (3) a specimen certificate evidencing the Company’s common stock, (4) the Company’s Amended and Restated Certificate of Incorporation and (5) the Company’s Amended and Restated Bylaws.

We have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly.  We have relied, as to the matters set forth therein, on certificates and telegrams of public officials and representatives of the Company.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement has become effective under the Securities Act and the Shares are issued in accordance with the terms of the Merger Agreement, and upon the acceptance of the filing of the Certificate of Merger in connection with the Merger by the Secretary of State of the State of Delaware, the Shares will be validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the information/statement prospectus constituting part of the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP